Exhibit 99.(d)(2)(W)(i)

July 17, 2013

Mr. Patrick W. Hyland, CFA

Vice President, Client Relationship Management

Investment Management Division

Goldman Sachs Asset Management

200 West Street, 37th Floor

New York, NY 10282

Dear Mr. Hyland:

On Thursday, May 23, 2013, the Board of Trustees (the “Board”) of ING Investors Trust voted to liquidate ING Goldman Sachs Commodity Strategy Portfolio (the “Portfolio”) and adopted a Plan of Liquidation (the “Plan”) for the Portfolio, thereby terminating the Sub-Advisory Agreement (the “Agreement”) with Goldman Sachs Asset Management, L.P. (“Goldman”) in accordance with Section 17 of the Agreement, effective at the close of business on September 6, 2013.

Pursuant to Section 17 of the Agreement, it may be terminated with respect to the Portfolio at any time, without penalty, by the Board, upon 60 days’ written notice. By signing below, you hereby agree to waive Goldman’s right to the 60 days’ prior notice of termination that is contemplated under Section 17 of the Agreement.

In the interim, we will be contacting you to facilitate a smooth transition and we look forward to your cooperation in this regard.

Finally, we want to thank you for your support throughout this process and dedication to the Portfolio.

Very truly yours,

By:

/s/ Todd Modic_____

Todd Modic

Senior Vice President

ING Investors Trust

ACCEPTED AND AGREED TO:

Goldman Sachs Asset Management, L.P.

By:

/s/ Greg Wilson

Name:

Greg Wilson

Title:

Managing Director, Duly Authorized

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Investors Trust